SUBSCRIPTION AGREEMENT

This SUBSCIPTION AGREEMENT (the “Agreement”) is entered into by and between NEWPORT GOLD, INC. (hereinafter the “Company”), a corporation organized under the laws of the state of Nevada and NAME OF INVESTOR (the “Purchaser”), an individual and resident of the state of Georgia, collectively referred to as “the Parties” and singularly as “a Party” pursuant to the terms and conditions set forth herein, effective as of July ___, 2026.

Recitals

WHEREAS, the Purchaser wishes to invest Twenty Thousand Dollars ($20,000.00 USD) in consideration for purchasing, Six Hundred Sixty Six Thousand Six Hundred Sixty Seven (666,667) shares of Common Stock in the Company at a price of Zero Dollars and Three Cents ($0.03 USD) per share, in a transaction which has been registered with the Securities and Exchange Commission (the “SEC”) on Form 1-A;

WHEREAS; the Purchaser acknowledges that it is an Accredited Investor, as evidenced by Exhibit A hereto, and that it has read and understood the documents accompanying this Agreement including but not limited to the: (1) the Form 1-A as filed by the Company with the SEC and (5) any material agreements to which the Company is currently bound including but not limited to joint venture partnership agreements, rights of first refusal, licensing or distribution agreements, etc.

WHEREAS; the Purchaser acknowledges that it is satisfied with the documents presented to it by the Company in connection with this Agreement and that there are no further documents or information to be provided to it by the Company or in connection with this Agreement which contains all material understandings, promises and covenants of the Parties hereto;

WHEREAS; the Purchaser and the Company wish to enter into this Agreement under the following terms and conditions.

Terms of Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

Section 1.1 Issuance, Sale and Purchase of Common Stock

Upon the terms and subject to the conditions of this Agreement, each Purchaser hereby agrees to purchase, and the Company hereby agrees to issue, sell and deliver to each Purchaser, at the Closing (as defined below), the number of shares of Common Stock determined pursuant to Section 1.2 with respect to such Purchaser (collectively, the “Purchased Shares”) at a price per share of Common Stock equal to the Offer Price (as defined below), free and clear of all liens or encumbrances (except for restrictions arising under the Securities Act). The “Offer Price” means the price share set forth on the cover of this Agreement in the Recitals section above.

Section 1.2 Closings.

a) Closings. Subject to Section 1.3, the closings (the “Closings”) of the sale and purchase of the Purchase Shares pursuant to Section 1.1 shall take place concurrently with the closing of the Offering at the same offices for the closing of the Offering or at such other place as the Company and any Purchaser may mutually agree with respect to such Purchaser’s Purchased Shares.

b) Total Number of Shares. The total number of shares issued to this Purchaser, are set forth above in the Recitals section based on a term sheet the “Term Sheet” which contemplates a two million dollar

Subscription Agreement – Regulation A Tier 1	PAGE 1 of 14

($2,000,000) total raise at three cents ($0.03 USD) per share (Purchaser’s “Purchase Price”).  These shares of Common Stock that each Purchaser shall purchase as Purchased Shares at the Closing shall be equal to the quotient of the aggregate purchase price above provided, however, that (i) no fractional shares of Common Stock will be issued as Purchased Shares, (ii) any fractions shall be rounded up to the nearest whole number of Common Stock, and (iii) each Purchaser’s Purchase Price will be increased by the value of any such fractional share (as calculated on the basis of the Offer Price). The date and time of the Closings are referred to herein as the “Closing Date.”

c) Total Number of Warrants. Together with the Purchased Shares, the Purchaser shall receive an equivalent amount of Warrants (rounded up) to 333,334 warrants exercisable at $0.06 per share and 333,333 warrants exercisable at $0.12 per share. See Exhibit B hereto the Form of Warrant.

d) Payment and Delivery. At the Closings, each Purchaser shall pay and deliver such  Purchase Price to the Company in U.S. dollars by wire transfer, or by such other method mutually agreeable to the Company and such Purchaser, of immediately available funds to such bank account designated in writing by the Company, and the Company shall deliver one or more duly executed share certificates in original form, registered in the name of such Purchaser, together with a certified true copy of the register of the members of the Company, evidencing the Purchased Shares being issued and sold to such Purchaser.

e) Restrictive Legend. Each certificate representing Purchased Shares shall be endorsed with the following legend (generally understood to be a restrictive legend under Rule 144):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) AN EXEMPTION OR QUALIFICATION UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF   THOSE TERMS IS DEFINED IN THE ACT.

f) Conditions to Company’s Obligations to Affect the Closing. The obligation of the Company to issue and sell the Purchased Shares to each Purchaser as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

g) The representations and warranties of such Purchaser contained in Section 2.2 of this Agreement shall have been true and correct in all material respects on the date of this Agreement and on and as of the Closing Date; and such Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company.

The Company hereby represents and warrants to each Purchaser, as of the date hereof and as of the Closing Date, as follows:

Subscription Agreement – Regulation A Tier 1	PAGE 2 of 14

a) Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the state of Nevada. The Company has all requisite power and authority to carry on its business as it is currently being conducted.

b) Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and any agreements, certificates, documents and instruments to be executed and delivered by the Company pursuant to this Agreement, and the performance by the Company of its obligations hereunder, have been duly authorized by all requisite actions on its part.

c) Valid Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

d) Due Issuance of the Purchased Shares. The Shares purchased pursuant to this Agreement have been duly authorized and, when issued and delivered to and paid for by such Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or created by virtue of this Agreement or the Lock-up Agreement and upon delivery and entry into the register of members of the Company will transfer to such Purchaser good and valid title to its Purchased Shares.

e) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Company or its Subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its Subsidiaries is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject. There is no action, suit or proceeding, pending or threatened against the Company or its Subsidiaries that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

f) Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

g) Compliance with Laws. The business of the Company or its Subsidiaries is not being conducted in violation of any law or government order applicable to the Company except for violations which do not and would not have a Material Adverse Effect. As used herein, “Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the financial condition, assets, liabilities, results of

Subscription Agreement – Regulation A Tier 1	PAGE 3 of 14

operations, business, or operations of the Company or its Subsidiaries taken as a whole, except to the extent that any such Material Adverse Effect results from changes in generally accepted accounting principles that are generally applicable to comparable companies or changes in general economic and market conditions; or the ability of the Company to consummate the transactions contemplated by this Agreement and to timely perform its obligations under the Agreement.

h) SEC Filings. The Company has filed a registration on Form 1-A (hereinafter referred to as the “Registration Statement”), as supplemented or amended, however no such filing has yet have been declared effective by the SEC relevant to this Agreement and no such qualifying audit has yet been prepared. This filing is known as a Tier 1 Regulation A. All purchased shares including warrants will be covered under this Registration Statement.

i) Investment Company. The Company is not and, after giving effect to the offering and sale of the Purchased Shares, the consummation of the offer and the application of the proceeds hereof and thereof, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

j) Events Subsequent to Most Recent Fiscal Period. Since May 31, 2026 until the date hereof and to the Closing Date, there has not been any event, fact, circumstance or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

k) Litigation. There are no actions by or against the Company or its Subsidiaries or affecting the business or any of the assets of the Company or its Subsidiaries pending before any governmental authority, or, to the Company’s knowledge, threatened to be brought by or before any governmental authority, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 2.2 Representations and Warranties of the Purchaser.

The Purchaser hereby represents and warrants, severally but not jointly, to the Company as of the date hereof and as of the Closing Date, as follows:

a) Due Formation. The Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

b) Violations of Law.  The Purchaser is not subject to investigation for any violations of federal or state securities laws and is not in possession of any inside non-public information regarding the Company or its subsidiaries. The Purchaser intends to follow all relevant state and federal securities laws relevant to this Agreement.

c) Required SEC Filings. The Purchaser will within fifteen (15) days of the execution of this Agreement, or as soon as practicable thereafter, file all required documents with the SEC including without limitation beneficial ownership forms, etc. as may be required, to the extent such form(s) are required.

d) Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement and any agreements, certificates, documents and instruments to be executed and delivered by the Purchaser pursuant to this Agreement, and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite actions on its part.

e) Valid Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization,

Subscription Agreement – Regulation A Tier 1	PAGE 4 of 14

moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

f) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets are subject. There is no action, suit or proceeding, pending or threatened against the Purchaser that questions the validity of this Agreement or the right of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby.

g) Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of any of the transactions contemplated hereby, nor the performance by the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

h) Accredited Investor. The Purchaser is an accredited investor as that term is defined in Rule 501(a) of the Securities Act; an investor experienced in the evaluation of businesses similar to that of the Company; is able to fend for itself in the transactions contemplated in the Agreement; has such knowledge and experience of financial, business and investment matters as to be capable of evaluating the merits and risks of this investment; has the ability to bear the economic risks of this investment; and has been afforded the opportunity to ask questions of and to receive answers from the Company as necessary for the Purchaser to make an informed investment decision with respect to the purchase of the Shares as contemplated herein and as is further set forth in the Investor Suitability Certification attached hereto as Exhibit A.

i) Investment Intent.

i. Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in its Purchased Shares.

ii. Risk of Loss.  The Purchaser is capable of bearing the economic risks of the investment in the Company under these terms and conditions, including a complete loss.  Not only does the Purchaser have the financial wherewithal to sustain the complete loss of such investment, but the Purchaser understands that such investment at this time and under these circumstances is highly speculative and inherently risky.

iii. Purchase Entirely for Own Account. The Purchaser is acquiring the Purchased Shares for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Purchased Shares in violation of the Securities Act or any other applicable state securities law.

iv. Solicitation. The Purchaser was not identified or contacted through the marketing of the Offering and did not contact the Company as a result of any general solicitation.

v. Information. The Purchaser has been furnished access to all materials and information such Purchaser has requested relating to the Company and its subsidiaries and other due diligence

Subscription Agreement – Regulation A Tier 1	PAGE 5 of 14

documents in order to evaluate the transactions contemplated by this Agreement. The Purchaser has consulted to the extent deemed appropriate by such Purchaser with such Purchaser’s own advisers as to the financial, tax, legal and related matters concerning an investment in shares of the Company.

vi. FINRA. The Purchaser does not, directly or indirectly, own more than five per cent of the outstanding common stock (or other voting securities) of any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a holding company for a FINRA member, and is not otherwise a “restricted person” for the purposes of the Free-Riding and Withholding Interpretation of FINRA.

ARTICLE III

MISCELLANEOUS

Section 3.1 Survival of the Representations and Warranties.

All representations and warranties made by any party hereto shall survive for two (2) years or until a material change of event occurs which renders any such representation or warranty moot, irrelevant or unnecessary and shall terminate and be without further force or effect on the second anniversary of the date hereof, except as to (i) any claims thereunder which have been asserted in writing pursuant to Section 4.1 against the party making such representations and warranties on or prior to such second anniversary, and (ii) the Company’s representations contained in Section 2.1(a), (b), (c), (d) and (e) hereof, each of which shall survive indefinitely.

Section 3.2 Governing Law; Arbitration; Wavier of Right to Jury Trial.

This Agreement shall be governed and interpreted in accordance with the laws of the State of Nevada without giving effect to the conflicts of law principles.  Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration in the state of Nevada in accordance with the rules promulgated by the state of Nevada or which are approved by the American Bar Association.  The arbitrator will be chosen through the mutual agreement of the Parties. NOTE TO PURCHASER: THE EFFECT OF THIS PROVISION IS A WAIVER BY THE PURCHASER OF THEIR RIGHT TO A TRIAL BY JURY. IF THE PURCHASER WISHES TO OPT OUT OF THIS PROVISION THEY MUST CONTACT THE COMPANY WITHIN 180 DAYS OF THE DATE OF THIS AGREEMENT TO EXERCISE SUCH A RIGHT.

Section 3.3 Amendment.

This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the parties hereto.

Section 3.4 Binding Effect.

This Agreement shall inure to the benefit of, and be binding upon, each Purchaser, the Company, and their respective heirs, successors and permitted assigns.

Section 3.5 Assignment.

Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or any Purchaser without the express written consent of the other Party, except that a Purchaser may assign all or any part of its rights and obligations hereunder to any affiliate of such Purchaser without the consent of the Company, provided that no such assignment shall relieve such Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.

Subscription Agreement – Regulation A Tier 1	PAGE 6 of 14

Section 3.6 Notices.

All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the party hereto to whom notice is to be given, on the date sent if sent by electronic mail, telecopier, telefax or prepaid telegram or messenger service, on the next business day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

To Company:	To Purchaser:

Newport Gold, Inc.	Name
10090 West Main Rd.	Address
North East, PA 16428	City, State
USA	USA
Justin.fried@nfiempire.com	email address

Section 3.7 Entire Agreement.

This Agreement constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 3.8 Severability.

If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 3.9 Fees and Expenses.

Except as otherwise provided in this Agreement, the Company and each Purchaser will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 3.10 Confidentiality.

Each party hereto shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement or the transactions contemplated hereby. Each party hereto shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information.

Section 3.11 Specific Performance.

The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 3.12 Termination.

In the event that the Closings shall not have occurred by August 31, 2026, this Agreement shall be terminated with no further force or effect, except for the provisions of Section 5.10, which shall survive any

Subscription Agreement – Regulation A Tier 1	PAGE 7 of 14

termination under this Section 5.12. Any monies paid by the Investor by such time shall be refunded in full exclusive of any bank or wire fees.

Section 3.13 Description of Purchasers.

a)The Company shall afford each Purchaser a reasonable opportunity in which to review and comment on any description of such Purchaser and/or the transactions contemplated by this Agreement with respect to such Purchaser that is to be included in a Registration Statement which may be filed after the date hereof, and the Company shall take into account such comments from Purchaser.

b)Each Purchaser hereby consents and undertakes to promptly provide a description of its organization and business activities to the Company (such Purchaser’s “Purchaser Description”) to be used solely in the Registration Statement and the prospectus therein, and hereby represents that its Purchaser Description will be true and accurate in all material respects and will not be misleading in any material respect. Additionally, each Purchaser hereby consents to the filing of this Agreement and the Registration Rights Agreement as an exhibit to the Registration Statement. Other than Purchaser Descriptions, the Company shall not include in the Registration Statement or the prospectus therein any information regarding a Purchaser without such Purchaser’s prior written consent.

c)Each Purchaser acknowledges that the Company will rely upon the truth and accuracy of its Purchaser Description and agrees to notify the Company promptly in writing if any of the content contained therein ceases to be accurate and complete or becomes misleading.

Section 3.14 Headings.

The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 3.15 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[signature page follows]

Subscription Agreement – Regulation A Tier 1	PAGE 8 of 14

IN WITNESS WHEREOF, the parties hereto have read and understood the foregoing terms and caused this Agreement to be executed as of the day and year as indicated below.

The Company:	The Purchaser:

Dated: __________________________	Dated:____________________________

By: _______________________________	By: _______________________________
Name: Justin R. Fried	Name: Name of Purchaser
Title: President and Director	Title: An Individual

Subscription Agreement – Regulation A Tier 1	PAGE 9 of 14

EXHIBIT A

Accredited Investor Certification

As of the date (the “Effective Date”) of a certain Stock Purchase Agreement by and between the undersigned individual and Newport Gold, Inc., a Nevada corporation, the undersigned hereby certifies to being an “accredited investor” as that term is defined in Regulation D adopted pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

The specific category(s) of accredited investor applicable to the undersigned is checked below:

□an individual whose individual net worth, or joint net worth with the individual’s spouse, exceeds $1,000,000 USD (excluding the value of the individual’s primary residence) (the term “net worth” means the excess of total assets over total liabilities).

□an individual who had an individual income in excess of $200,000 USD in each of the last two years or joint income with that person’s spouse in excess of $300,000 USD in each of those years and who reasonably expects to reach the same income level in 2025.

□a bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended; an insurance company as defined in Section 2(a)(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) or a business development company as defined in Section 2(a)(48) of the 1940 Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000 USD; or an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 USD or if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

□a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

□an organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, or similar business trust, or a partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000 USD.

□an individual who is a director or executive officer of the Company.

Subscription Agreement – Regulation A Tier 1	PAGE 10 of 14

□a trust, with total assets in excess of $5,000,000 USD, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment.

□an entity in which all of the equity owners are accredited investors as set forth above.

IN WITNESS WHEREOF, the undersigned has executed this Accredited Investor Certificate the date of the Note Purchase Agreement.

PURCHASER

If an individual:

____________________________________

(signature)

Name: ______________________________

Title: _______________________________

Subscription Agreement – Regulation A Tier 1	PAGE 11 of 14

Exhibit B

FORM OF WARRANT

Total Number of Exercisable Common Shares:  666,667

Half are Exercisable at $0.06 per share of Common Stock (333,334)

Half are Exercisable at $0.12 per share of Common Stock (333,334)

Expiration Date: One (1) Year from the Issue Date (the “Expiration Date”) unless Forfeited.

THIS CERTIFIES THAT: for value received, the registered holder identified in the Subscription Agreement above (the “Purchaser”), is entitled to receive from NEWPORT GOLD, INC., a Nevada corporation (the “Company”), the number of fully paid and non-assessable shares of Common Stock of the Company set forth above (the “Warrant Shares”), at the Exercise Price set forth above, subject to the terms and conditions set forth herein. This Warrant shall be exercisable at any time and from time to time on or before the Expiration Date.

RESTRICTIVE LEGEND: Each certificate representing Purchased Shares shall be endorsed with the following legend (generally understood to be a restrictive legend under Rule 144):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) AN EXEMPTION OR QUALIFICATION UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF   THOSE TERMS IS DEFINED IN THE ACT.

WARRANT AGENT: The Company, Newport Gold, Inc., will serve as its own Warrant Agent in connection therewith as this Warrant has no independent CUSIP number and subject to the conditions herein cannot be deposited for resale into the market by the Purchaser without first being exercised into the underlying Common Shares as further identified herein.

EXERCISE:  This Warrant shall only be exercisable on a cash basis through payment of the required amount the “Exercise Price” calculated by multiplying the price of the warrant $0.04 or $0.08 X the number of warrants exercised = the Exercise Price) to the Company upon Notice of Exercise.

METHOD OF EXERCISE: To exercise this Warrant, the Holder shall deliver to the Company a duly executed Notice of Exercise in the form included herewith (the “Notice of Exercise”), specifying the number of Warrant Shares to be acquired. Upon a cashless exercise, the Holder shall surrender this Warrant and receive that number of Warrant Shares determined according to the following formula:

X = Y × (A – B) / A.

Where: X = the number of Warrant Shares to be issued to the Holder; Y = the total number of Warrant Shares with respect to which this Warrant is being exercised; A = the Fair Market Value per share of Common Stock as of the Exercise Date; and B = the Exercise Price per Warrant Share in effect as of the Exercise Date.

FRACTIONAL SHARES: No fractional shares shall be issuable upon exercise of this Warrant and any totals will instead be rounded up to the next whole number.

Subscription Agreement – Regulation A Tier 1	PAGE 12 of 14

FORFEITURE UPON UPLIST TO NATIONAL EXCHANGE: Notwithstanding any other provision of this Warrant, in the event that NEWPORT GOLD, INC. receives approval to list or have its Common Stock quoted or traded on a National Securities Exchange (an “Uplist”), the Company shall have the right, at its sole election, to declare this Warrant forfeited and cancelled in its entirety, without any payment or compensation to the Holder, upon compliance with the notice provisions of this Section 4.

Notice of Forfeiture. To exercise its forfeiture right under this Section 4, the Company shall deliver written notice (the “Forfeiture Notice”) to the Holder at the Holder’s address of record at least thirty (30) calendar days prior to the effective date of such forfeiture (the “Forfeiture Date”). The Forfeiture Notice shall specify: (a) the Company’s intent to effect an Uplist; (b) the anticipated effective date of the Uplist; and (c) the Forfeiture Date, which shall be no earlier than thirty (30) calendar days following the date of the Forfeiture Notice.

Exercise Prior to Forfeiture. During the thirty (30) day notice period described in Section 4.2, the Holder shall retain the right to exercise this Warrant, in whole or in part, in accordance with the cashless exercise provisions of Section 2 hereof. Any portion of this Warrant that has not been exercised on or prior to the Forfeiture Date shall automatically be deemed forfeited, cancelled, and of no further force or effect as of the Forfeiture Date, without further action by either party.

Effect of Forfeiture. Upon the occurrence of the Forfeiture Date, this Warrant shall terminate and be of no further force or effect. The Holder shall promptly surrender the original Warrant certificate to the Company for cancellation. The Company’s forfeiture right under this Section 4 shall not give rise to any claim for compensation, damages, or other relief in favor of the Holder, and the Holder, by acceptance of this Warrant, expressly waives any such claim.

Abandonment of Uplist. If the Company delivers a Forfeiture Notice but thereafter, for any reason, the anticipated Uplist does not occur within one hundred eighty (180) days following the Forfeiture Notice, the Forfeiture Notice shall be deemed rescinded, this Warrant shall be reinstated in full, and the Company shall promptly notify the Holder in writing of such rescission and reinstatement. In such event, the Expiration Date shall be tolled for a period equal to the number of days between the Forfeiture Notice and the date of reinstatement notice.

Expiration. Notwithstanding the Forfeiture Procedures Expressed herein the Warrants shall expire upon the three (3) year anniversary of their issuance if unexercised by the Purchaser at such time.

[End of Warrant Terms]

[See Next Page for Form of Notice of Exercise]

Subscription Agreement – Regulation A Tier 1	PAGE 13 of 14

FORM OF NOTICE TO WARRANT AGENT OF EXERCISE

(to be executed only upon exercise of Warrants)

NEWPORT GOLD, INC.

Warrant Book-Entry No.: _______	Number of Warrants Prior to this Exercise: ______________
Warrant Certificate No.: _______ ____	Number of Warrants After this Exercise: ______________

I, the Undersigned, hereby irrevocably exercise [___________] Warrants (evidenced by the above-referenced Book-Entry /Warrant Certificate) to acquire shares of Common Stock at $0.0__ per share in NEWPORT GOLD, INC., subject to the terms and conditions as specified in the Subscription Agreement requiring payment of an Exercise Price of [____________] to be paid to the Company.

In doing so, I, the Undersigned, surrender all right, title and interest in the number of Warrants exercised, hereby directing that the shares of Common Stock deliverable upon the exercise of such Warrants be registered in Book-Entry form by the Warrant Agent in the name and address set forth herein with the Company’s Transfer Agency.

Dated: _____________________

______________________________________

(Signature of Owner)

______________________________________

(Print Name)

______________________________________

(Social Security No. or EIN)

______________________________________

(Street Address)

______________________________________

(City) (State) (Zip Code)

Medallion Guarantee by:

______________________________________

Subscription Agreement – Regulation A Tier 1	PAGE 14 of 14